EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY





















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                                            Avitar, Inc.
                                          List of Subsidiaries


Avitar Technologies, Inc.

Avitar Industries, Inc. (formerly Managed Health Benefits Corporation)

Mount Prospect, Inc. (formerly United States Drug Testing Laboratories, Inc.)

Avitar Diagnostics, Inc.

BJR Security, Inc.